EXHIBIT 99.1

SpectraScience Signs Europe and Middle East Distribution Agreement

with PENTAX for the WavSTAT Optical Biopsy System

SAN DIEGO, June 18, 2012 (MARKETWIRE) – SpectraScience, Inc. (OTCQB: SCIE), a San Diego based medical device company, has signed an exclusive five-year agreement with PENTAX Europe GmbH to distribute its WavSTAT Optical Biopsy System for use in colorectal cancer screening and diagnosis. PENTAX is a leading worldwide provider of minimally invasive surgical devices, including flexible endoscopes which are used with the WavSTAT System during screening for colorectal cancer.

The agreement, which includes the both the Company’s new WavSTAT4 mobile console and the disposable optical biopsy forceps, covers Europe as well as Turkey, Saudi Arabia, and South Africa. The distribution agreement will provide for minimum purchase quantities in specified countries and also gives PENTAX a right of first refusal option for all other countries in the Middle East and Africa.

“We are delighted to have PENTAX as our first major distribution partner for the WavSTAT System,” said Michael Oliver, SpectraScience’s Chief Executive Officer. “Over the past 12 months PENTAX has performed extensive product and market evaluations of the WavSTAT technology, and they fully understand its potential to become the professional standard for colorectal cancer screening. We look forward to kicking off sales and marketing activities in the very near term, and we are now working closely with the PENTAX organization to customize business plans for key territories.”

Oliver added, “Among the initial programs planned with PENTAX, will be to address an exciting potential opportunity involving a new national colorectal cancer screening program that will begin in The Netherlands effective January 1, 2013. With a shortage of gastroenterologists, Dutch hospitals are initiating an extensive training program in 2012 to develop a cadre of nurse endoscopists to provide adequate capacity to conduct screening colonoscopies. We believe the WavSTAT4 System is the perfect tool to improve the nurses’ diagnostic effectiveness during these procedures. The Netherlands is known for its innovative approaches in healthcare, and much of the important research with WavSTAT for both colorectal and esophageal cancer has been conducted there. PENTAX Netherlands serves approximately 75 hospitals and medical centers in that country, and WavSTAT is highly complementary to their existing product portfolio.”

About SpectraScience, Inc.

SpectraScience is a San Diego based medical device company that designs, develops, manufactures and markets light-based analysis systems capable of determining whether tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body. The WavSTAT Optical Biopsy System uses light to optically diagnose tissue and provide the physician with an immediate analysis. With the CE Mark approval for sale in the European Union, the WavSTAT System is the first commercially available product that incorporates this innovative technology for clinical use.

Contact:

SpectraScience, Inc.
Jim Dorst, Chief Financial Officer
(858) 405-9933

Investor Relations

LHA

Don Markley

dmarkley@lhai.com

(310) 691-7100